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                                                                     EXHIBIT 8.1

            LIST OF SUBSIDIARIES OF SHINHAN FINANCIAL GROUP CO., LTD.

Shinhan Bank
SH&C Life Insurance Co., Ltd.
Shinhan BNP Paribas Investment Trust Co., Ltd.
Shinhan Capital Co., Ltd.
Shinhan Macquarie Financial Advisory Co., Ltd.
Shinhan Card Co., Ltd.
Shinhan Credit Information Co., Ltd.
Shinhan Data System
Shinhan Finance Ltd., Hong Kong
Shinhan Life Insurance Co., Ltd.
Shinhan Private Equity Inc.
Shinhan Asia Limited
Shinhan Bank America
Shinhan Bank (Deutschland) GmbH
SH Asset Management Co., Ltd.
Shinhan Vina Bank
Good Morning Shinhan Securities Co., Ltd.
Good Morning Shinhan Securities Europe Ltd.
Good Morning Shinhan Securities USA Inc.
Jeju Bank

                                       E-2